Exhibit 99.1

Trovagene’s Urine-Based Liquid Biopsy Platform Shows Clinical Sensitivity of 93 Percent in Lung Cancer Study

Data for the detection and monitoring of EGFR T790M mutations to be presented at the AACR-NCI-EORTC International Conference

Analysis demonstrates correlation of clinical sensitivity with sample volume

Platform continues to demonstrate the ability to detect and track multiple mutation types in various cancers, and to identify additional patients with driver mutations when tissue biopsy is negative

SAN DIEGO, CA — October 27, 2015 — Trovagene, Inc., (NASDAQ:  TROV) a developer of cell-free molecular diagnostics, today announced the presentation of clinical data featuring the use of its Precision Cancer MonitoringSM (PCM) platform for the quantitative detection and monitoring of EGFR T790M mutations in patients diagnosed with non-small cell lung cancer. Dr. Shirish Gadgeel, Karmanos Cancer Institute in Detroit, a NCI-designated comprehensive cancer center, is the lead author on data that will be presented at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics on November 8, 2015 in Boston, MA. The data are an exploratory analysis of 63 patients from a Phase I/II study of rociletinib, a 3rd generation EGFR inhibitor being developed by Clovis Oncology for the treatment of EGFR-mutant non-small cell lung cancer (NCT01526928).

“We have demonstrated, in multiple clinical studies, our ability to identify and track oncogene mutations that are known to drive melanoma, lung, colorectal, and pancreatic cancers,” stated Antonius Schuh, Ph.D., chief executive officer of Trovagene. “In this interim data set, we observe greater than 90% clinical sensitivity vs. tissue biopsy when urine samples are submitted within our specified acceptance criteria. The data also demonstrate that collecting higher sample volumes and obtaining more input DNA significantly improves clinical sensitivity, an important advantage of our PCM platform and its urine-based application. We are pleased by this interim data and look forward to continuing to build the body of clinical evidence supporting our liquid biopsy solution for cancer monitoring.”

Abstract title:  Assessment of EGFR mutations in matched urine, plasma and tumor tissue in NSCLC patients treated with rociletinib (CO-1686)

•                  Abstract No. A31

•                  Presentation type: Poster Session A; Biomarkers

•                  Presentation date/time:  November 8, 2015 / 12:15 p.m. to 3:15 p.m. EST

The interim analysis includes urine samples collected from 63 patients with sample volumes ranging from 8 to 100 ml. 45 of 63 non-small cell lung cancer patients (71%) were positive for T790M by urine testing in comparison to 47 of 63 (75%) by central lab testing of tissue. However, for analyzed samples within Trovagene’s stated acceptance criteria, between 90 ml and 110 ml of urine (approximately 3 – 4 oz.), the positive percent agreement (PPA) between urine and tumor T790M test results was 93% (13 of 14). In addition, in the full data set, regardless of urine volumes submitted, 13 cases were tumor T790M+/urine T790M-, and seven cases were urine T790M+/tumor T790M-. These data indicate that a combination of tissue and urine-based testing identified more T790M-positive patients than tissue alone.

“The study data are consistent with my early clinical experience with Trovagene’s technology. After testing a patient twice using tissue biopsy, the information on progression was inconclusive, despite my suspicion of the emergence of the EGFR T790M mutation,” stated David Berz, M.D., Ph.D., M.P.H., a clinical oncologist at the Beverly Hills Cancer Center. “Under the Company’s Clinical Experience Program, I ordered Trovagene’s urinary liquid biopsy test, which detected the emergent mutation in relatively high abundance. This result enabled me to identify a new targeted treatment option for this patient. I’m encouraged by my experience with Trovagene’s technology, and will continue to use it in my practice.”

Trovagene is currently conducting numerous clinical studies to demonstrate the performance and clinical utility of its Precision Cancer Monitoring platform for the detection and monitoring of activating and emergent EGFR mutations in non-small cell lung cancer patients. Results from several of these studies are anticipated to be reported and presented throughout 2016.

About The T790M Mutation in Non-Small Cell Lung Cancer

While lung cancer is one of the most aggressive malignancies, progress has been made in the advancement of therapeutic strategies against the disease. In particular, epidermal growth factor receptor tyrosine kinase inhibitors (EGFR-TKIs), such as gefitinib and erlotinib, in non—small cell lung cancer (NSCLC) patients with EGFR mutations have demonstrated clinical response rates as high as 80%. However, after about 6 to 12 months, most tumors develop acquired resistance to these targeted therapies. Research into such resistance has identified the secondary T790M mutation, which occurs in approximately 60% of patients with acquired resistance to EGFR-TKIs and is reported to negate the benefits of treatment. To date, no effective treatment options have been approved for NSCLC patients with the T790M mutation, however new targeted drug candidates such as rociletinib and AZD9291 are in advanced clinical development, and have shown promise for this indication.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

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Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com